--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 5                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/X/ CHECK BOX IF NO LONGER               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:       3235-0362
    SUBJECT TO SECTION 16.                                                                              EXPIRES: SEPTEMBER 30, 1998
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 1.0
    SEE INSTRUCTION 1(b).                Section 30(f) of the Investment Company Act of 1940           -----------------------------
/X/ FORM 3 HOLDINGS REPORTED
/ / FORM 4 TRANSACTIONS REPORTED
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
  Dresdner Kleinwort Benson                                                                       Director           10% Owner
  North America LLC                             The Emerging Germany Fund (FRG)                ----               ----
-------------------------------------------------------------------------------------------        Officer (give   X  Other (specify
   (Last)       (First)      (Middle)       3. IRS or Social Security  4. Statement for        ----         title ----       below)
                                               Number of Reporting        Month/Year                        below)
                                               Person (Voluntary)                                        Investment Adviser
 75 Wall Street                                                              1996                    --------------------------
-------------------------------------------                            -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Reporting
                                                                          Date of Original             (check applicable line)
                                                                           (Month/Year)         X Form Filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
                                                                                                  Reporting Person
 New York,         NY           10005                                                          ---
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   (City)       (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  end of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
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Common Stock                        9/1/96       3                  N/A                        0               N/A           N/A
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 2270 (7/96)


FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of              Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                                                                    --------------------

                                                                                                     Date      Expir-
                                                                            ----------------------   Exer-     ation
                                                                                                     cisable   Date
                                                                               (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of Deriv-      ship           ture of
   (Instr. 3 and 4)                    Deriv-     ative          of             Indirect
                                       ative      Secur-         Deriv-         Bene-
                                       Secur-     ities          ative          ficial
                                       ity        Bene-          Secur-         Owner-
                                       (Instr.    ficially       ity:           ship
                                       5)         Owned          Direct         (Instr. 4)
------------------------------------              at End         (D)
                                                  of Year        or In-
                     Amount or                    (Instr. 4)     direct
       Title         Number of                                   (I)
                     Shares                                      (Instr. 4)
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Explanation of Responses: Dresdner Kleinwort Benson North America LLC ("DKBNA") served as investment adviser to The Emerging
Germany Fund from September 1 to October 31, 1996. At no time during this period did DKBNA own any shares of Common Stock of The
Emerging Germany Fund.

                                                                                       /s/ George N. Fugelsang
                                                                                              President,
                                                                                         on behalf of Dresdner
                                                                                  Kleinwort Benson North America LLC     2/14/97
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the
form displays a currently valid OMB number.                                                                                  Page 2
                                                                                                                    SEC 2270 (7-96)